Exhibit 99.1

For Immediate Release	Contact: Jim Gattoni
Landstar System, Inc.
December 11, 2013	(904) 398-9400
www.landstar.com

LANDSTAR AGREES TO SELL SUPPLY CHAIN COMPANIES FOR $87.0 MILLION

DECLARES SPECIAL DIVIDEND

INCREASES AUTHORIZED SHARE BUYBACK

Jacksonville, Florida - (NASDAQ-LSTR) Landstar System, Inc., a worldwide, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation logistics services, announced today that it has signed a definitive agreement to sell its Michigan-based supply chain subsidiaries (“LSCS”) to XPO Logistics, Inc. (“XPO”) for $87.0 million in cash.

The Landstar Board of Directors also has declared a special one-time dividend in the amount of $0.35 per share, payable on January 16, 2014, to shareholders of record on December 27, 2013, and has increased the number of shares of Landstar common stock the Company is authorized to purchase from time to time on the open market or otherwise to three million shares.

The transaction is anticipated to close late in the 2013 fourth quarter or early in the 2014 first quarter pending Hart-Scott-Rodino clearance and the satisfaction or waiver of certain other customary closing conditions. The purchase price is subject to customary post-closing adjustments. The sale is expected to result in an estimated after-tax gain on sale of approximately $32 million or approximately $0.71 per diluted share and is expected to generate approximately $50 million in additional cash to Landstar, after estimated working capital adjustments. For the 2012 fiscal year, LSCS generated earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $7.3 million.

Landstar’s LSCS supply chain operations were created by Landstar’s contemporaneous but separate acquisitions in 2009 of (i) Premier Logistics, Inc., which included National Logistics Management (“NLM”) and Interactive Capacity Gateway LLC, and (ii) A3 Integration, LLC (“A3i”). After the closing of the sale of these companies to XPO, Landstar will maintain offices in the Southfield/Detroit area to continue its more than 25 year history of providing safe, reliable transportation services and capacity solutions to its automotive customers.

Commenting on the sale, Landstar Chairman, President and CEO Henry Gerkens said, “This transaction offers Landstar and its stockholders an excellent return on the two investments the Company made in 2009. Over the past four years, we have come to believe that LSCS is better suited for a company store type operation rather than Landstar’s core agent-based model.”

“Landstar’s overall strategy and focus will continue to include growing our core business model by investing in technological solutions and businesses that support and expand our agent, customer and third party capacity provider base,” said Gerkens.

Gerkens continued, “As a result of the sale, the operating results of the supply chain companies along with the gain on sale will be reported for financial statement purposes as a discontinued operation. For the thirty nine week periods ended September 28, 2013 and September 29, 2012, the supply chain companies generated revenue of $17.1 million and $17.1 million, respectively, and net income of $2.7 million and $2.1 million, respectively. I will provide more details on the transaction during our December 13, 2013 fourth quarter mid quarter update call.”

About Landstar:

Landstar System, Inc. is a worldwide, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation logistics services to a broad range of customers utilizing a network of agents, third-party capacity owners and employees. All Landstar transportation services companies are certified to ISO

9001:2008 quality management system standards and RC14001:2008 environmental, health, safety and security management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.

Non-GAAP Financial Measures:

This press release discloses LSCS’s EBITDA for the fiscal year ended December 29, 2012, which constitutes a non-GAAP financial measure as defined under Securities and Exchange Commission (“SEC”) rules. As required under SEC rules, we provide a reconciliation of these EBITDA figures to the most directly comparable measure under United States generally accepted principles (“GAAP”). For the 2012 fiscal year, LSCS EBITDA of $7.3 million is equal to the sum of (i) net income of $3.2 million, (ii) plus income tax expense of $1.9 million, (iii) plus depreciation and amortization expense of $2.2 million. We believe EBITDA information of this kind is a widely used measure by analysts, investors and other third-parties to assess valuation in a transaction of this kind and management used this information as one important measure in assessing the desirability of the transaction.

Safe Harbor Statement:

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not based on historical facts are “forward-looking statements”. This press release contains forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies, expectations and intentions. Terms such as “anticipates,” “believes,” “estimates,” “expects,” “plans,” “predicts,” “may,” “should,” “will,” the negative thereof and similar expressions are intended to identify forward-looking statements. Such statements are by nature subject to uncertainties and risks, including but not limited to: an increase in the frequency or severity of accidents or other claims; unfavorable development of existing accident claims; dependence on third party insurance companies; dependence on independent commission sales agents; dependence on third-party capacity providers; decreased demand for transportation services; substantial industry competition; disruptions or failures in our computer systems; dependence on key vendors; changes in fuel taxes; status of independent contractors; regulatory and legislative changes; catastrophic loss of a Company facility; acquired businesses; intellectual property; and other operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10K for the 2012 fiscal year, described in Item 1A Risk Factors, and in other SEC filings from time-to-time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and Landstar undertakes no obligation to publicly update or revise any forward-looking statements.

###